Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Brad Hayes
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP ADDED TO S&P 500 INDEX

Burlington, N.C., November 03, 2004 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced that Standard & Poor’s (S&P) added the company to the S&P 500 Index as of the close of trading on October 29, 2004.

“We are very pleased that LabCorp has been added to the S&P 500 and believe this will benefit both our company and our shareholders,” said Thomas P. Mac Mahon, chairman and chief executive officer. “This recognition is a result of the growth of our company and the leadership position we have attained in our industry.”

The S&P 500 Index consists of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock’s weight in the index proportionate to its market value. The “500” is one of the most widely used benchmarks of U.S. equity performance and is held broadly by U.S. and international index funds.

About LabCorp

Laboratory Corporation of America® Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.9 billion in 2003, approximately 23,000 employees nationwide, and more than 220,000 clients, LabCorp offers over 4,400 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent SEC filings.